Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-271332) of our report dated September 19, 2023, relating to the financial statements of Village Oaks Pathology Services, P.A. (the “Company”), as of and for the years ended December 31, 2022 and 2021, which included an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern, which report appeared in the Form 8-K of bioAffinity Technologies, Inc. filed with the Securities and Exchange Commission on September 20, 2023.

/s/ WithumSmith+Brown, PC

New York, New York
November 3, 2023